Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-203365

May 11, 2015

Cleveland BioLabs

Investor Presentation

NASDAQ: ***CBLI***

May 2015

Safe Harbor & Risk Factors

This presentation includes forward-looking statements and predictions that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about potential revenue-bearing transactions of its products through governmental or pharmaceutical partnerships, the market potential of CBLI's technologies and product candidates, and the potential value of pipeline products. All such statements represent CBLI's judgment as of the date of this presentation and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. In particular, CBLI faces risks and uncertainties that it may not be able to sustain its business model, that revenues may be lower or expenses higher than projected, that product sales may not increase, that development of product candidates in the Company's pipeline may not succeed or that commercial transactions may not go forward as planned.

The factors that could cause actual results to differ are discussed in more detail in CBLI's filings with the Securities and Exchange Commission, including it registration statement on Form S1/A, its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These reports are available under the "Investors" tab on CBLI's website at www.cbiolabs.com. Our audience is cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not take undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Offering Summary

Issuer:	Cleveland BioLabs, Inc.
Ticker / Exchange:	CBLI / NASDAQ
Offering Size / Type:	$10 Million / S-1 Follow-On
Securities Offered:	Class A Units (Common Stock and Warrants) Class B Units (Series B Convertible Preferred Stock with 9.99% blocker and Warrants)
Use of Proceeds:	Support preparation of pre-EUA application for entolimod for defense indication, various other oncology-focused development efforts, working capital and general corporate purposes
Sole Book-Runner:	Ladenburg Thalmann & Co. Inc.

CBLI Is Focused on Delivering Novel Immune Activation Approaches to Address Serious Medical Needs

Radiation Countermeasure

$200M+ US and Global Market[1]

- Multi-mechanism rescue from lethal radiation exposure

Oncology Immunotherapy

~$67.9B Global Market[2]

- Combination therapy with checkpoint inhibitors
- Regional therapy for bladder cancer
- Hematorestoration following chemotherapy

Vaccine Super-Adjuvant

$57.9B projected global market[3]

Vaccination for multiple serious conditions:

- Anti-addiction
- Anti-infection
- Anti-cancer

Toll-Like Receptor Activation Platform

1 US Strategic National Stockpile funding data
2 BCC Research: Cancer Immunology and Oncolytic Virology: Technologies and Global Markets
3 Markets and Markets: Vaccines Market by Technology (Live Attenuated, Toxoid, Conjugate, Subunit, Synthetic, Dendritic Cell, Inactivated), Type (Preventive, Therapeutic), End User (Pediatrics, Adults), Disease Indication (Infectious Disease, Cancer, Allergy) - Forecasts to 2019

Our Leadership Team Has a Track Record of Success

Chief Executive Officer
Yakov Kogan, PhD, MBA
Co-founder and Board Member

Chief Medical Officer & President
Langdon Miller, MD

Chief Scientific Officer
Andrei Gudkov, PhD, DSci
Co-founder and Board Member

Cleveland BioLabs

Chief Financial Officer
C Neil Lyons, CPA

EVP, Regulatory Affairs
Ann Hards, PhD

SVP, Government Affairs
Michelle Ross, DVM, PhD

CEO
- 10+ years experience
- Former COO and EVP of BD at CBLI
- Secured $41M in VC funding and $59M in US & Russian Federation grants

CMO
- 20+ years experience
- Medical oncologist with major roles in development of Neupogen®, Leukine®, Camptosar®, Elence®, Aromasin®, Sutent®, Zydelig™

CSO
- 20+ years experience
- Internationally recognized TLR5 thought leader
- Inventor of entolimod
- SVP of Basic Science, Roswell Park Cancer Institute

CFO
- 30+ years experience; 10+ years with Deloitte
- Led ~$100M in biotech transactions, advised on $1B in other industries
- Managed finance for $300M defense contractor

EVP
- 20+ years experience
- Regulatory expert with major roles in approvals of Lipitor®, Plavix®, Avapro®, Avalide®, Arixtra®, Fragmin®, Rezulin®, Multaq®

SVP
- 20+ years of service in US Army
- Senior officer for national defense counterterrorism planning
- Policy expert on chemical, biological, and radiological countermeasures

The Toll-Like-Receptor Platform Supports an Advancing Pipeline of Products and Projects

PRODUCT *Indication*	DISCOVERY	PRECLINICAL	PIVOTAL ANIMAL STUDIES	HUMAN SAFETY / DOSE CONVERSION
ENTOLIMOD *Acute Radiation Syndrome (pre-EUA)*				

PRODUCT *Indication*	DISCOVERY	PRECLINICAL	PHASE I	PHASE II	PHASE III
ENTOLIMOD-Oncology *Novel Immunotherapy*					
CBLB612 *Hematorestorative*					
SA-702 - Vaccine adjuvant *Addiction, Infection, Cancer*					
Next Generation Products					

CBLI Is Primed to Achieve Near-Term, Value-Driving Objectives

Radiation Countermeasure	• Secure Department of Defense contracts ($15M) to support entolimod BLA studies – 2Q/3Q2015 • Achieve FDA pre-EUA status for entolimod – 1H2016 • Launch commercialization activities for entolimod in US and foreign territories – 2H2016
Oncology Immunotherapy	• Demonstrate preclinical proof of concept for entolimod combination therapy with checkpoint inhibitors – 2H2015 • File IND to support entolimod immunotherapy of bladder cancer – 1H2016 • Complete Phase 2 clinical study of CBLB612 hematorestoration in breast cancer – 1H2017
Vaccine Super-Adjuvant	• Leverage academic collaborations to establish clinical proof of concept for SA-702 as immune super-adjuvant – 2H2016 • Generate clinical proof of concept for anti-addiction vaccines thru NIH/NIDA-funded program – 2H2016/1H2017

PNAS
Proceedings of the National Academy of Sciences of the United States of America

The Journal of PHARMACOLOGY And Experimental Therapeutics

Cancer Research
The Journal of Cancer Research (1916–1930) | The American Journal of Cancer (1931–1940)

International Journal of Radiation Oncology biology • physics
Official Journal of the American Society for Radiation Oncology ASTRO

The Journal of Immunology

nature chemical biology

Science AAAS


P418
K402

Entolimod

Medical Radiation Countermeasure (MRC) for Rescue Therapy Following Radiation Disasters

&

Cancer Immunotherapy

Entolimod Immune Activation Offer Opportunities for Dual Indications

Entolimod
↓
Toll-like receptor 5 (TLR5)
↓
NF-κB

Production of:

- Healing cytokines
- Anti-infective factors
- Anti-oxidative factors
- Anti-apoptotic factors

↓

Mitigation of Radiation Injury

Mobilization/activation of:

- Neutrophils
- Macrophages/monocytes
- T-cells
- Dendritic cells

↓

Systemic and Local Cancer Treatment

Nuclear Attack Is a Major Global Security Threat

THE WALL STREET JOURNAL.
WSJ

"China Warns North Korean Nuclear Threat Is Rising"

"The World is Facing a Growing Threat of Nuclear War"

The Economist

FT
FINANCIAL TIMES

"The Nuclear Gun is Back on the Table"



In a Major City, Radiation Exposure after a Terrorist Attack Would Claim the Lives of Tens of Thousands


Outdoor Radiation Levels One Hour After Detonation (rem/hr)
0.0 – 1.0
1.1 – 10.0
10.1 – 15.0
15.1 – 50.0
50.1 – 100.0
100.1 – 200.0
200.1 – 300.0
300.1 – 400.0
400.1 – 500.0
500.1 – 600.0
600.1 – 700.0
700.1 – 800.0
800.1 – 900.0
900.1 – 1000.0
1000.1 – 1200.0
1200.1 – 5060.0
Google

- A 10-kT detonation in Washington DC would irradiate >136,000 people
- Medical care would be very limited (only 2800 hospital beds would remain operational)
- >82,000 victims would die of radiation injuries without a highly effective, easy-to-administer medical radiation countermeasure

Entolimod Has Achieved Pivotal Development Status Under the FDA Animal Rule

- Successful completion of a pivotal efficacy study in non-human primates
- Characterization of safety in 150 healthy subjects and 26 patients with advanced cancers
- Completion of formal animal-to-human dose conversion to select a human dose
- Development of a high-yield cGMP manufacturing process
  - Manufacturing of drug substance for >1,000,000 doses
  - Demonstration of prolonged drug stability
  - Formulation in single-use vials suitable for stockpiling

Entolimod Prevents Radiation-related Death in Non-human Primates



100
90
80
70
60
50
40
30
20
10
0
Survival, %
120 (N=20)
40 (N=20)
10 (N=20)
6.6 (N=20)
3.0 (N=20)
1.0 (N=19)
0.3 (N=20)
0 (N=40)
Entolimod Dose, µg/kg (Initial N)
0
7
14
21
28
35
42
49
56
63
Time, days
~47.5% increase in survival

A single dose of entolimod, administered 25 hours *after* irradiation, protects against radiation-related mortality occurring 2-3 weeks later

Cleveland BioLabs

Entolimod Development Addresses FDA Pre-EUA Criteria

- The condition for which the drug will be used (eg, potentially lethal irradiation) is serious or life-threatening
- The drug has been shown in adequate, well-controlled studies to be effective in treating the serious condition
- The potential benefits outweigh the potential risks in the context of the indication for use
- No adequate, approved alternative drug is available for treating the serious condition

FDA invited CBLI to submit a pre-EUA application; submission is on track for 2Q2015

* FD&C Act, 21 U.S.C. 360bbb-3; Section 564

The Market Potential for Entolimod as a Medical Radiation Countermeasure Is Significant

- Project BioShield established the Strategic National Stockpile (SNS)
  - Funded through Strategic Reserve Fund ($560M annual budget)
- Procurement contracts to date have totaled $3.3B
  - Mean/median awards of $301M/$220M (range $18M-$700M) for anthrax, botulism, smallpox, nerve agents
  - Award for filgrastim analogues of $171M in 2013, despite their clinical limitations
- Most purchases have been based on pre-EUA approval
  - Most drugs did not have a BLA/NDA for the proposed indication

The Road to Entolimod Commercialization Is Defined


Achieve BLA approval
Expand global sales
Submit BLA to FDA and other territories
2017
Establish business partnerships
Support FDA review and advisory panel
Initiate BLA-enabling studies
Pursue ex-US sales
Pursue US sales
2016
Conclude negotiations for DoD grants
Obtain pre-EUA status in US
Submit pre-EUA
2015
Obtain FDA invitation to submit application for pre-EUA status
2014

PNAS
Proceedings of the National Academy of Sciences of the United States of America

The Journal of PHARMACOLOGY And Experimental Therapeutics

Cancer Research
The Journal of Cancer Research (1916–1930) | The American Journal of Cancer (1931–1940)

International Journal of Radiation Oncology biology • physics
Official Journal of the American Society for Radiation Oncology ASTRO

The Journal of Immunology

nature chemical biology

Science AAAS


P418
K402

Entolimod-Oncology

Cancer Immunotherapy

Cancer Immunotherapy is a Growing Opportunity

- Global market for cancer immunotherapies to reach $67.9 billion in 2018[1]
- Pharma companies are focusing on cancer immunotherapy
  - Merck, BMS, Roche, Novartis, AstraZeneca and others are developing checkpoint inhibitors for multiple solid tumors
- Combination approaches may offer the potential for improved therapeutic outcomes in a broader range of tumor types[2]


natureOUTLOOK
CANCER IMMUNOTHERAPY
Science
Breakthrough of the Year
Cancer Immunotherapy
T cells on the attack

[1] BCC Research: Cancer Immunology and Oncolytic Virology: Technologies and Global Markets
[2] Mellman et al. *Nature*. 2011; 480:480-489

Entolimod Offers Potential as an Alternative or Adjunctive Immunotherapy

- Activation of TLR5 induces innate immune response in normal tissues and potent antitumor activity in preclinical models
  - Immunocytes mobilize to organs with high TLR5 expression (liver, lungs, bladder)
- Entolimod induces a secondary adaptive response for prolonged antitumor effect
- May offer therapeutic benefit via two different routes
  - Systemic administration – potential for combinations with other emerging immunotherapy agents (eg, immune checkpoint inhibitors)
  - Local (intravesical) administration for bladder cancer

Entolimod Is in Phase 1 Testing in Cancer Patients to Evaluate Safety and Systemic Immune Cell Response

Phase 1 Study United States

- Tolerability profile similar to that observed in healthy volunteers
- Induction of TLR5-dependent immune cells (T-cell subsets, neutrophils, NK cells), as assessed at higher dose levels
- Stable disease in several patients with heavily pretreated cancers
- Data to be presented at 2015 American Society of Clinical Oncology (ASCO) annual meeting

Phase 1 Study Russian Federation

- Enrollment of additional patients at the highest doses achieved in the US study
- Further evaluation of immune cell activation planned
- Supported by Russian government contract
- Dosing started December 2014; recruitment expected to complete during 2015

Combinations with Emerging Immunotherapeutics Represent Important Platforms for Future Development


Pembrolizumab (Keytruda®) Anti-PD-1 Antibody
Antitumor Activity in Multiple Cancers
Triple-Negative Breast Cancer
19
Head and Neck Cancer
20
Renal cell cancer
20
Bladder cancer
24
NSCLC
26
Melanoma
33
0
20
40
60
80
100
Overal Response Rate, % Patients

- Immune checkpoint inhibitors
  - Show important clinical efficacy in multiple cancer types
  - However, 65 to 80% of patients have tumors that do not respond
  - Novel combinations of immunotherapies are needed to improve outcomes
- Entolimod
  - Mobilizes antitumor innate and adaptive immunity to several body sites (particularly, liver)
  - Entolimod stimulation of T-cells was confirmed in the Phase 1 trial
  - Preclinical combination studies are ongoing in breast, colon, and bladder cancer tumor models

Non-invasive Bladder Cancer Represents a Major Opportunity for Entolimod Therapy



- Bladder cancer is the 4th most common cancer in the world
  - US incidence of 73,000 per year
- Following surgery, patients receive TLR4 agonist immunotherapy with intravesical BCG
  - 50% of patients recur in <2 years and can require total cystectomy and may develop life-threatening metastases
- TLR5 expression in bladder and bladder tumors supports development of entolimod for BCG-refractory disease
  - Focused IND-enabling toxicology program builds on known drug profile
  - Cystoscopy data could provide rapid clinical proof of concept (6-12 months)
  - FDA focus on finding new bladder cancer therapies offers potential for accelerated regulatory approval


Entolimod
D1
D0
Antigen
Alum

SA-702

Vaccine Superadjuvant

There Is a Growing Need for Effective Vaccine Adjuvants

- Vaccine development is rapidly expanding in diverse indications
- Many vaccines require an adjuvant to induce sufficient immune response
- ~50% of the 30 most commonly used FDA-approved vaccines contain alum (aluminum salts) as an adjuvant
  - Alum alone is often not sufficiently immunopotentiating



Vaccines Market, Global, Revenue Forecasts ($bn), (2007-2016)
60
50
40
30
20
10
0
Revenue ($bn)
CAGR (2009-2016) - 11.5%
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Source: GBI Research

- A shortage of effective and safe adjuvants is a major bottleneck in vaccine development
  - Until recently, Alum was the only adjuvant approved by FDA
  - GSK AS004 immunoadjuvant (monophosphoryl lipid A + alum; TLR4 agonist) as a component of CERVARIX (anti-HPV vaccine) confirms the immunoadjuvant utility of TLR activation

SA-702 Offers a Next-Generation Novel Proprietary Immune Adjuvant Platform


Entolimod
D1
D0
Antigen
Alum

SA-702 comprises a tight complex of alum and entolimod that boosts immune responses


Immune Response to Vaccination
300
250
200
150
100
50
0
Antiantigen Antibodies (µg/mL)
Vaccine + Alum
Vaccine + SA-702
(Alum + Entolimod)
Week 2
Week 4
Week 6
Timing

Addition of low doses of entolimod boosts antibody generation in preclinical models

Vaccination at Weeks 0, 3, 6
(N=5 mice/group)

CBLI Is Pursuing Development of Next-Generation Anti-Addiction Vaccines

- Total estimated US market is >$1.3B/year for an effective relapse-prevention therapy
  - ~300,000 cocaine addicts are seeking treatment
  - ~100,000 methamphetamine addicts are seeking treatment
- CBLI is entering into co-development with major thought-leader in anti-addiction therapy
  - Thomas Kosten, MD (Baylor College of Medicine; Houston VAMC)
  - Brought 1st-generation anti-cocaine vaccine to Phase 3 clinical trials
  - Funding from NIH/NIDA
- Near-term value-driving activities are in progress
  - Anti-methamphetamine/SA-702 vaccine
    - Clinical proof of concept expected in 4Q2016
  - Anti-cocaine/SA-702 vaccine
    - Clinical proof of concept expected in 2017

Radiation Research
Official Journal of the Radiation Research Society

PLoS one
www.plosone.org

CBLB612

Synthetic Mycoplasma TLR2/6 Agonist & Hematorestorative Agent


CBLB612
9 amino acids

CBLB612 Offers Opportunity as a Single-Dose Alternative to Existing Hematopoietic Growth Factors

- Worldwide use of granulocyte colony-stimulating factor (G-CSF) (eg, filgrastim, peg-filgrastim, lenograstim) comprises a multi-billion-dollar market in support of chemotherapy administration
- G-CSF modestly ameliorates chemotherapy-related neutropenia but does not improve thrombocytopenia, anemia, or antitumor efficacy
- Through stimulation of TLR-2/6, CBLB612 offers the potential for multilineage hematorestoration and antitumor efficacy
  - Potential for use before or after chemotherapy (G-CSF only works after chemotherapy)
  - Possible improvements in neutrophil, platelet, and red blood cell counts while mobilizing progenitor cells
  - Potential for antitumor effects
- Results of a recently completed Phase 1 healthy-subject study support Phase 2 development

A Phase 2 Study Will Evaluate CBLB612 as Myelosuppressive Prophylaxis in Patients Receiving Docetaxel Chemotherapy



Randomization to study drug
(N~40)
Patients with metastatic breast cancer suitable for treatment with docetaxel chemotherapy
Docetaxel chemotherapy Cycle 1, Day 0
G-CSF, 5 µg/kg
Day 1 to 14
N~13
CBLB612, 4 µg
Day 1 (post)
N~13
CBLB612, 4 µg
Day -2 (pre)
N~13
Observation to Day 21
Observation to Day 21
Observation to Day 21
Subsequent chemotherapy at investigator discretion
Subsequent chemotherapy at investigator discretion
Subsequent chemotherapy at investigator discretion
Study Endpoints
• Depth and duration of neutropenia, thrombocytopenia, and anemia
• Progenitor cell mobilization
• Plasma cytokines changes
• CBLB612 PK
• Safety
• Antitumor efficacy at 6 weeks

Anticipated to start in 2H2015 with support from a Russian government contract

CBLI

Financial Summary and Development Milestones

CBLI's Corporate Structure


Cleveland BioLabs
Entolimod MRC
Entolimod Oncology
SA-702 Vaccine
CBLB612 Oncology
12%
60%
100%
INCURON
ИНКУРОН
CBL0137
Panacela Labs
Mobilan
BioLab 612
Russian Federation Grants/ Operations
Investment Companies

Pro Forma Financial Summary
(as of Mar. 31, 2015)

$s in millions [1]	CBLI & BioLab 612	Majority-Owned Joint Venture (Panacela)	Total
Cash & investments, excludes $1.7M of restricted cash	$ 3.6	$ 1.4	$ 5.0
Contract & grant funding available [2]	1.0	0.5	1.5
Contract awards, not yet funded [3]	0.7	0.7	1.4
Financial Partner options [4]	-	15.5	15.5
Total	$ 5.3	$ 18.1	$ 23.4

[1] *Amounts payable in foreign currencies are quantified based on the period-end exchange rate.*

[2] *Amounts represent contract & grant funded awards, less cash receipts to date.*

[3] *Amount represents awards made for future periods of currently active contracts, not yet funded.*

[4] *Amount represents optional future contributions the financial partner can make to subsidiary.*

Capitalization Summary
(as of April 30, 2015)

Security	Shares	Notes
Common Stock	4,002,264	
Series A Preferred common equivalents	119,567	
Prefunded warrant common equivalents	147,344	
Warrants	2,281,332	Wtd. Avg. exercise price of $14.49
Stock Options	382,220	Wtd. Avg. exercise price of $47.18
TOTAL	***6,932,727***	
$2.3M debt with Hercules Technology Growth Capital		$76k/month service; due Jan. 2017

CBLI Development Milestones

	2015				2016			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Entolimod - MRC:								
Pre-EUA submission		X						
Potential DoD development contracts		X	X					
Potential Pre-EUA Review/Feedback from FDA*					X			
Potential US/foreign pre-EUA sale								X
Entolimod- Oncology:								
Ph 1 advanced cancers data reported at ASCO (US)		X						
Ph 1 advanced cancers data reported (RF)			X					
SA-702 Vaccine Superadjuvant:								
Ph 1 Anti-meth/SA-702 vaccine started							X	
Ph 1 Anti-cocaine/SA-702 vaccine started								X
Ph 1 Anti-meth/SA-702 vaccine data reported								X
CBLB612:								
Ph 1 healthy subject data reported (RF)		X						
Ph 2a myelosuppression prophylaxis started (RF)			X					
Ph 2a myelosuppression prophylaxis data reported (RF)							X	
Mobilan:								
Ph 1 prostate cancer started (RF)		X						
Ph 1 prostate cancer data reported (RF)								X
CBL0137:								
Ph 1 oral, data reported				X				
Ph 1 i.v., data reported					X			

* Estimate (no PDUFA timeline)

APPENDIX

Entolimod Efficacy Has Been Documented in a Randomized, Blinded, Placebo-controlled Study in Non-human Primates


Randomization and Study Drug Administration Day 1 (25 hours after radiation)
Healthy Rhesus Macaques (N=179)
Total body irradiation 7.2 Gy* Day 0
Placebo
Entolimod 0.3 µg/kg
Entolimod 1.0 µg/kg
Entolimod 3 µg/kg
Entolimod 6.6 µg/kg
Entolimod 10.0 µg/kg
Entolimod 40 µg/kg
Entolimod 120 µg/kg
Observation with no special supportive care (eg, antibiotics, transfusions, intravenous fluids)
Days 0-61 or until euthanasia or death
Necropsy
Within 1 day after death (for those with premature death)
or
on Day 61

*Radiation dose sufficient to lead to death of 70% of animals within 60 days ($LD_{70/60}$)

Entolimod Doses ≥10 µg/kg Provide Significant Survival Benefit in Non-human Primates



60-Day Survival, % ± 95% CI
100
90
80
70
60
50
40
30
20
10
0
— E_{max} Prediction
P=.0021
P<.0001
P<.0001
0 (N=40)
0.3 (N=20)
1.0 (N=19)
3.0 (N=20)
6.6 (N=20)
10 (N=20)
40 (N=20)
120 (N=20)
Entolimod Dose, µg/kg (Initial N)
~47.5% increase in survival

Without entolimod, 72.5% of animals died
With entolimod, 75% of animals lived

Cleveland BioLabs

Entolimod Results Translate to Tens of Thousands of Lives Saved after a Nuclear Disaster (10-kT Attack on Wash, DC)


Estimated Survival/Mortality by
Radiation Exposure and Treatment
Number of People
100,000
50,000
0
50,000
100,000
54,545
82,366
50,049
86,862
86,968
49,943
↑
Alive
Dead
↓
None
Filgrastim
Entolimod
Medical Radiation Countermeasure

Without entolimod, >82,000 people would die
With entolimod, 86,000 people could live

Cleveland BioLabs

Assumptions: 10kT nuclear device is detonated in Washington, DC and 136,911 people are exposed to 1.25-15 Gy of TBI (Buddemeier et al. http://www.fas.org/irp/agency/dhs/fema/ncr.pdf; no supportive care is available; filgrastim survival advantage = -3.3% (Gluzman-Poltorak et al. J Hematol Oncol. 2014); entolimod survival advantage = 23.7% (Krivokrysenko et al. RS-23 study report. 2014)

Only Entolimod Meets the Medical And Operational Requirements for Use in a Major Radiation Disaster

Benefit	Filgrastim	Entolimod
Improves neutrophil count recovery	✓	✓
Reduces risk of infection	?	✓
Speeds platelet count recovery	✘	✓
Decreases risk of bleeding	✘	✓
Protects against GI ulceration/exfoliation	✘	✓
Works without ancillary intensive supportive care*	✘	✓
Offers practical single-dose administration	✘	✓
Does not require blood count monitoring	✘	✓
Provides survival benefit	✘	✓

* Irradiated whole blood, analgesics, antibiotics, antidiarrheals, antiemetics, antiinflammatories, antipyretics, antiulceratives, fluids, and nutritional support

Entolimod Safety And Pharmacology Has Been Documented in 3 Human Clinical Trials (N=176)

- Participants included 150 healthy men and women and 26 patients with cancer who ranged in age from 18 to 82 years of age
- The safety profile revealed fever, flu-like symptoms, blood pressure changes, and transient laboratory alterations – all showing resolution within 24 hours after drug administration
- Entolimod induced mechanism-based cytokine changes analogous to those in nonhuman primates
- Based on agreements with the FDA, CBLI has performed a formal comparison of the pharmacodynamic cytokine changes in monkey and humans to establish an appropriate and safe human dose

*Weber et al. Tumor Immunol. 1994

Entolimod Suppresses Metastases and Mobilizes Adaptive Immune Response for Prolonged Antitumor Effect

Transplanted breast or colon tumors grown in mice → Surgically remove primary tumor → Entolimod treatment on Days 1, 3, & 5 post surgery

Metastatic Growth

Control (vehicle) Entolimod


colon cancer CT26

Re-challenge of survivors with SC injection of tumor cells of the same type

Colon Cancer CT26


PBS
Entolimod
p<0.0001
Survival, %
100
80
60
40
20
0
0
20
40
60
Post Tumor Implantation, days


Tumor-free Mice, %
100
75
50
25
0
0
10
20
30
40
50
60
Post Tumor Implantation, days
Naïve n=9
Entolimod-curedn=19
*P<0.0001
*

Breast Cancer 4T1


PBS
1 μg Entolimod
Survival, %
100
75
50
25
0
0
20
40
60
80
100
Time Post-Surgery (Days)
*p<0.01 to PBS
*


Naive
PBS
Entolimod
*p<0.001
Survival, %
100
75
50
25
0
0
20
40
60
80
100
Time Post Implant, Days
*

Intravesical Entolimod Has Shown Activity in an Orthotopic Model of Bladder Cancer



Intravesical Saline
Intravesical Entolimod
NFkB activation (p65 translocation)
Activated immune cell accumulation in bladder tumor (CD11b+)



Tumor Size Changes
Tumor Weights 6 Days Post Treatment
300
200
100
0
p=0.0316
Intravesical Saline
Intravesical Entolimod

- Activation of NF-kB response in bladder epithelium
- Massive infiltration of immune cells in the tumor
- Tumor growth suppression

Extended Survival

*C57BL/6 mice harboring MB49 (TLR5-negative) bladder cancer cells treated with intravesical treatment of entolimod on Days 4 & 5 after tumor implantation

SA-702 Supports Low-Risk/High-Impact Development

Clinical precedence	• First-generation flagellin derivatives (eg, from Vaxinnate) document immunoadjuvant properties
Preclinical POC	• Existing data confirm SA-702 potential
Clinical POC	• Clinical collaboration with NIH-funded investigators offer immunological readouts in 2016
Safety	• Existing entolimod clinical data provide substantial safety margin
Manufacturing	• Production is readily scalable to large-scale cGMP
Exclusivity	• Platform and each new vaccine has strong composition-of-matter protection
Competition	• SA-702 offers potential safety advantages over GSK's AS004
Growth potential	• Customized combinations with diverse antigens offer flexible modular design of multiple new products

Dosing Was Completed in Phase 1 Healthy-Subject Study of CBLB612 in the Russian Federation

- Randomized, placebo-controlled, dose-ranging study
  - 6 cohorts evaluated at 0, 0.5, 1, 2, 4, or 8 μg (56 subjects total)
- Results confirmed expected pharmacological profile
  - Established MTD at 4 μg
  - Demonstrated blood count changes (including neutrophilia)
  - Documented cytokine induction
- Findings support Phase 2 evaluation of CBLB612 in a clinical model of chemotherapy myelosuppression

Investment Companies

Panacela Labs

INCURON
ИНКУРОН
Innovative cure in oncology

Panacela Labs - JV for Mobilan Development

- Joint venture formed in 2011 with Open Joint Stock Company "RUSNANO", $7B Russian Federation fund
- Mobilan is a nonreplicating adenovirus expressing TLR5 and its agonist (secreted entolimod analog) which mobilizes immunity to the site of virus injection
- Primary indication – tumors (e.g. prostate cancer) expressing relevant viral receptor (CAR*) based on companion diagnostic test
- Entering Phase 1 clinical study in Russian Federation
  - Multicenter, randomized, placebo-controlled, single-blinded study
  - Single injection of ascending doses of Mobilan administered directly into the prostate
  - End-points:
    - Primary: safety and tolerability
    - Secondary: activation of anti-tumor immunity and change in PSA level
  - IND opened in Russian Federation in 1Q15
  - Supported by Russian government contract

* CAR = Coxsackievirus and adenovirus receptor

Incuron, LLC – JV for CBL0137 Development

- Joint venture formed in 2009 with BioProcess Capital Partners LLP, Moscow
- CBL0137 is a synthetic small-molecule with proprietary structure, effective in more than 3 dozen preclinical models of solid and hematological malignancies
- CBL0137 addresses nearly ubiquitous but difficult-to-target mechanisms via chromatin remodeling complex FACT (Facilitates Chromatin Transcription) that is overexpressed in aggressive cancers and cancer stem cells
- Currently in 2 Phase 1 clinical studies:

Oral Administration Russian Federation	Intravenous Administration United States
• First-in-human, dose-ranging study • Oral dosing schedule of CBL0137 QD x 14 days with 14 days off • 29 patients accrued • 8 dose levels evaluated (4 mg through 56 mg/day) • Dose escalation continuing	• Dose-ranging study • IV dosing schedule of CBL0137 weekly x 3 weeks with 1 week off • 27 patients accrued • 7 dose levels evaluated (10 through 100 mg/m^2/week) • Dose escalation continuing